UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2017 (June 30, 2017)

Nxt-ID, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54960	46-0678374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Nxt-ID, Inc.

285 North Drive

Suite D

Melbourne, FL 32934

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (203) 266-2103

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Director

Effective June 30, 2017, Nxt-ID, Inc.’s (the “Company”) Board of Directors appointed Mr. Michael Orlando, Chief Operating Officer of the Company, as a director to serve on the Board of Directors of the Company. There are no understandings or arrangements between Mr. Orlando and any other person pursuant to which Mr. Orlando was selected as a director beyond the contractual undertaking of the Company pursuant to the recent merger agreement wherein the Company acquired Fit-Pay, Inc., which was disclosed in a current report on Form 8-K on May 30, 2017.

Resignation of Director

On July 5, 2017, Stanley E. Washington notified the Company that he would resign from his position as a Director of the Company, effective immediately. Mr. Washington’s resignation was not the result of any disagreement with the Company.

Immediately following his resignation, Mr. Washington will join the Advisory Board of the Company to consult with, and provide advice to, the Company’s management as part of our primary focus on IoT products and services. Mr. Washington, a former American Express executive and CEO of Pantheon Business Consulting, will lead our business development and overall growth initiatives in this area and will be focused on increasing the Company’s strategic partnerships in an expanded leadership role.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2017	NXT-ID, INC.

	By:	/s/ Gino M. Pereira
Name: Gino M. Pereira Title: Chief Executive Officer

3